PRESS RELEASE
COMCAST REPORTS 2nd QUARTER 2021 RESULTS
PHILADELPHIA - July 29, 2021… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2021.
“We delivered excellent results in the quarter, continuing our great start to the year. At Cable, our performance was exceptional, highlighted by 11% revenue and 15% Adjusted EBITDA growth, the best broadband and total customer relationship net additions on record for a second quarter, and the most wireless net additions since the launch of Xfinity Mobile in 2017. At NBCUniversal, Adjusted EBITDA increased an impressive 13%, fueled by the recovery at Theme Parks, particularly at Universal Orlando. And I am pleased with and encouraged by our customer and financial metrics in the U.K., which drove Sky’s double-digit total revenue growth in the quarter. We remain committed to innovating for our customers and investing for a strong future. I have great confidence in our strategy and our ability to execute, which is reflected in our decision to restart our share repurchase program during the quarter, earlier than previously planned," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	2nd Quarter			Year to Date
Consolidated Results	2021	2020	Change	2021	2020	Change

Revenue	$28,546	$23,715	20.4%	$55,751	$50,324	10.8%
Net Income Attributable to Comcast	$3,738	$2,988	25.1%	$7,067	$5,135	37.6%
Adjusted Net Income[1]	$3,943	$3,170	24.3%	$7,472	$6,436	16.1%
Adjusted EBITDA[2]	$8,927	$7,927	12.6%	$17,339	$16,057	8.0%
Earnings per Share[3]	$0.80	$0.65	23.1%	$1.51	$1.11	36.0%
Adjusted Earnings per Share[1]	$0.84	$0.69	21.7%	$1.60	$1.40	14.3%
Net Cash Provided by Operating Activities	$7,606	$8,643	(12.0%)	$15,357	$14,467	6.2%
Free Cash Flow[4]	$4,791	$5,966	(19.7%)	$10,071	$9,291	8.4%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
2nd Quarter 2021 Highlights:
•Consolidated Adjusted EBITDA Increased 12.6% to $8.9 Billion; Adjusted EPS Increased 21.7% to $0.84; Generated Free Cash Flow of $4.8 Billion
•Resumed Share Repurchase Program in May, Earlier Than Previously Planned; Returned $1.7 Billion to Shareholders During the Quarter Through a Combination of Share Repurchases and Dividend Payments
•Cable Communications Total Customer Relationship Net Additions Were 294,000, the Best Second Quarter Result on Record; Total Broadband Customer Net Additions Were 354,000, the Best Second Quarter Result on Record
•Cable Communications Adjusted EBITDA Increased 14.5% and Adjusted EBITDA per Customer Relationship Increased 8.9%
•Cable Communications Wireless Customer Line Net Additions Were 280,000, the Best Quarterly Result on Record
•NBCUniversal Adjusted EBITDA Increased 12.5% to $1.6 billion, Including Peacock Losses
•Theme Parks Delivered Its First Profitable Quarter Since the First Quarter of 2020, Driven by Universal Orlando
•Sky Revenue Increased 28.0% to $5.2 billion; On a Constant Currency Basis, Revenue Increased 14.9%

Consolidated Financial Results
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Revenue for the second quarter of 2021 increased 20.4% to $28.5 billion. Net Income Attributable to Comcast increased 25.1% to $3.7 billion. Adjusted Net Income increased 24.3% to $3.9 billion. Adjusted EBITDA increased 12.6% to $8.9 billion.

For the six months ended June 30, 2021, revenue increased 10.8% to $55.8 billion compared to 2020. Net income attributable to Comcast increased 37.6% to $7.1 billion. Adjusted Net Income increased 16.1% to $7.5 billion. Adjusted EBITDA increased 8.0% to $17.3 billion.

Earnings per Share (EPS) for the second quarter of 2021 was $0.80, an increase of 23.1% compared to the prior year period. Adjusted EPS increased 21.7% to $0.84.

For the six months ended June 30, 2021, EPS was $1.51, a 36.0% increase compared to 2020. Adjusted EPS increased 14.3% to $1.60.

Capital Expenditures increased 3.3% to $2.1 billion in the second quarter of 2021. Cable Communications’ capital expenditures increased 16.8% to $1.7 billion. NBCUniversal’s capital expenditures decreased 52.0% to $182 million. Sky's capital expenditures decreased 14.4% to $184 million.

For the six months ended June 30, 2021, capital expenditures increased 1.2% to $4.0 billion compared to 2020. Cable Communications' capital expenditures increased 12.7% to $3.1 billion. NBCUniversal's capital expenditures decreased 53.2% to $354 million. Sky's capital expenditures increased 10.4% to $455 million.

Net Cash Provided by Operating Activities was $7.6 billion in the second quarter of 2021. Free Cash Flow was $4.8 billion.

For the six months ended June 30, 2021, net cash provided by operating activities was $15.4 billion. Free cash flow was $10.1 billion.

Dividends and Share Repurchases. Comcast resumed its share repurchase program in May 2021 after pausing the program in 2019 to accelerate the reduction of indebtedness it incurred in connection with its acquisition of Sky. During the second quarter of 2021, Comcast paid dividends totaling $1.2 billion and repurchased 8.8 million of its common shares for $500 million. As of June 30, 2021, Comcast had $9.5 billion available under its share repurchase authorization.

For the six months ended June 30, 2021, Comcast paid dividends totaling $2.2 billion and repurchased 8.8 million of its common shares for $500 million.

Cable Communications

($ in millions)
	2nd Quarter			Year to Date
	2021	2020	Change	2021	2020	Change
Cable Communications Revenue
Broadband	$5,717	$5,000	14.3%	$11,317	$10,001	13.2%
Video	5,554	5,415	2.6%	11,177	11,047	1.2%
Voice	870	877	(0.8%)	1,741	1,776	(2.0%)
Wireless	556	326	70.4%	1,069	669	59.8%
Business Services	2,202	2,004	9.9%	4,369	4,047	8.0%
Advertising	679	428	58.6%	1,296	985	31.6%
Other	425	378	12.4%	838	821	2.1%
Cable Communications Revenue	$16,002	$14,428	10.9%	$31,807	$29,346	8.4%

Cable Communications Adjusted EBITDA	$7,073	$6,176	14.5%	$13,903	$12,252	13.5%
Adjusted EBITDA Margin	44.2%	42.8%		43.7%	41.7%

Cable Communications Capital Expenditures	$1,695	$1,452	16.8%	$3,065	$2,721	12.7%
Percent of Cable Communications Revenue	10.6%	10.1%		9.6%	9.3%

Revenue for Cable Communications increased 10.9% to $16.0 billion in the second quarter of 2021, driven by increases in broadband, advertising, wireless, business services, video and other revenue, partially offset by a decrease in voice revenue. In the prior year period, results were negatively impacted by COVID-19, including accrued customer regional sports network (RSN) fee adjustments, reduced advertising revenue and lower revenue due to Xfinity's commitment to the FCC's Keep Americans Connected Pledge and our efforts to assist customers during the COVID-19 public health crisis. Excluding the impact of accrued customer RSN fee adjustments in the prior year period5, Cable Communications revenue increased 9.3%. Broadband revenue increased 14.3% due to an increase in the number of residential broadband customers and an increase in average rates. Excluding the impact of accrued RSN fee adjustments in the prior year period for customers taking bundled services5, broadband revenue increased 12.6%. Advertising revenue increased 58.6%, primarily reflecting an overall market recovery in the current period and reduced spending from advertisers in the prior year period as a result of COVID-19. Excluding political advertising revenue, advertising revenue increased 60.4%. Wireless revenue increased 70.4% due to an increase in the number of customer lines and an increase in device sales. Business services revenue increased 9.9%, primarily due to an increase in average rates compared to the prior year period which was negatively impacted by COVID-19. Video revenue increased 2.6%, reflecting an increase in average rates, partially offset by a decrease in the number of residential video customers. Excluding the impact of accrued customer RSN fee adjustments in the prior year period5, video revenue increased 0.5%. Other revenue increased 12.4%, primarily reflecting increases in revenue from our security and automation services and from licensing of our technology platforms. Voice revenue decreased 0.8%, primarily reflecting a decrease in the number of residential voice customers, partially offset by an increase in average rates.

For the six months ended June 30, 2021, Cable revenue increased 8.4% to $31.8 billion compared to 2020, driven by growth in broadband, wireless, business services, advertising, video and other revenue, partially offset by a decrease in voice revenue. Excluding the impact of accrued customer RSN fee adjustments in 20205, Cable Communications revenue increased 7.6%.

Total Customer Relationships increased by 294,000 to 33.8 million in the second quarter of 2021. Residential customer relationships increased by 277,000 and business customer relationships increased by 17,000. Total broadband customer net additions were 354,000, total video customer net losses were 399,000 and total voice customer net losses were 108,000. In addition, Cable Communications added 280,000 wireless lines in the quarter.

For the six months ended June 30, 2021, total customer relationships increased by 675,000. Residential customer relationships increased by 647,000 and business customer relationships increased by 28,000. Total broadband customer net additions were 814,000, total video customer net losses were 889,000 and total voice customer net losses were 214,000. In addition, Cable Communications added 558,000 wireless lines in the current period.

(in thousands)
			Net Additions / (Losses)
			2nd Quarter		Year to Date
	2Q21	2Q20[6]	2021	2020	2021	2020
Customer Relationships
Residential Customer Relationships	31,339	29,724	277	241	647	601
Business Services Customer Relationships	2,454	2,384	17	(24)	28	(12)
Total Customer Relationships	33,793	32,108	294	217	675	589

Residential Customer Relationships Mix
One Product Residential Customers	13,477	11,306	480	531	1,069	1,085
Two Product Residential Customers	8,562	8,742	(83)	(107)	(173)	(181)
Three or More Product Residential Customers	9,299	9,676	(120)	(184)	(250)	(303)

Residential Broadband Customers	29,108	27,194	334	340	782	806
Business Services Broadband Customers	2,280	2,209	20	(17)	32	(6)
Total Broadband Customers	31,388	29,403	354	323	814	800

Residential Video Customers	18,225	19,473	(364)	(427)	(768)	(814)
Business Services Video Customers	731	894	(34)	(51)	(121)	(72)
Total Video Customers	18,956	20,367	(399)	(477)	(889)	(887)

Residential Voice Customers	9,412	9,698	(121)	(142)	(233)	(236)
Business Services Voice Customers	1,376	1,331	13	(16)	19	(12)
Total Voice Customers	10,788	11,029	(108)	(158)	(214)	(248)

Total Wireless Lines	3,383	2,393	280	126	558	342

Adjusted EBITDA for Cable Communications increased 14.5% to $7.1 billion in the second quarter of 2021, reflecting higher revenue, partially offset by an 8.2% increase in operating expenses. In the prior year period, total operating expenses benefited from adjustments for provisions in our programming distribution agreements with RSNs related to canceled sporting events as a result of COVID-19. In the second quarter of 2021, programming costs increased 12.1%, including the effects of the adjustment provisions in the prior year period. Excluding these adjustments5, programming costs increased 5.0%, reflecting the timing of contract renewals, partially offset by a decline in the number of video subscribers. Non-programming expenses increased 5.7%, primarily reflecting higher technical and product support expenses and advertising, marketing and promotion expenses, partially offset by lower other expenses and customer service expenses. Non-programming expenses per customer relationship increased 0.5%. Adjusted EBITDA per customer relationship increased 8.9%, and Adjusted EBITDA margin was 44.2% compared to 42.8% in the prior year period. While the accrued RSN adjustments did not impact Adjusted EBITDA in the prior year period, they resulted in an increase to Adjusted EBITDA margin. Cable Communications results include Adjusted EBITDA7 of $68 million from our wireless business, compared to a loss of $37 million in the prior year period.

For the six months ended June 30, 2021, Cable Adjusted EBITDA increased 13.5% to $13.9 billion compared to 2020, reflecting higher revenue, partially offset by a 4.7% increase in operating expenses. Programming costs increased 8.7%, reflecting the timing of contract renewals and adjustments in 2020 for provisions in our programming distribution agreements with RSNs related to canceled sporting events as a result of COVID-19, partially offset by a decline in the number of video subscribers. Excluding the impact of accrued RSN adjustments in 20205, programming costs increased 5.3%. Non-programming expenses increased 2.2%. For the six months ended June 30, 2021, Adjusted EBITDA per customer relationship increased 7.9%, and Adjusted EBITDA margin was 43.7% compared to 41.7% in 2020. While the accrued RSN adjustments did not impact Adjusted EBITDA for the six months ended June 30, 2020, they resulted in an increase to Adjusted EBITDA margin in that period. Cable Communications results include Adjusted EBITDA7 of $74 million from our wireless business, compared to a loss of $96 million in 2020.

Capital Expenditures for Cable Communications increased 16.8% to $1.7 billion in the second quarter of 2021, primarily reflecting increased investment in scalable infrastructure, customer premise equipment and line extensions. Cable capital expenditures represented 10.6% of Cable revenue in the second quarter of 2021 compared to 10.1% in the prior year period.

For the six months ended June 30, 2021, Cable capital expenditures increased 12.7% to $3.1 billion, primarily reflecting increased investment in scalable infrastructure. Cable capital expenditures represented 9.6% of Cable revenue compared to 9.3% in 2020.

NBCUniversal

($ in millions)
	2nd Quarter			Year to Date
	2021	2020	Change	2021	2020	Change
NBCUniversal Revenue
Media	$5,148	$4,096	25.7%	$10,184	$8,974	13.5%
Studios	2,224	2,052	8.4%	4,620	4,461	3.6%
Theme Parks	1,095	136	NM	1,714	1,061	61.5%
Headquarters and other	$22	11	97.4%	38	20	92.3%
Eliminations	(534)	(580)	7.8%	(1,576)	(1,072)	(47.1%)
NBCUniversal Revenue	$7,955	$5,715	39.2%	$14,980	$13,444	11.4%

NBCUniversal Adjusted EBITDA
Media	$1,378	$1,636	(15.8%)	$2,851	$3,165	(9.9%)
Studios	156	323	(51.7%)	653	623	4.8%
Theme Parks	221	(393)	NM	159	(306)	NM
Headquarters and other	(186)	(82)	(127.3%)	(395)	(303)	(30.3%)
Eliminations	(15)	(104)	85.6%	(225)	(110)	(103.0%)
NBCUniversal Adjusted EBITDA	$1,553	$1,380	12.5%	$3,043	$3,069	(0.8%)
NM=comparison not meaningful.

Beginning in the first quarter of 2021, the operations of Peacock, which were previously reported in Corporate and Other, are now included with NBCUniversal results and the operations of NBCUniversal are now presented in three reportable business segments: Media, Studios and Theme Parks. Prior periods have been adjusted to reflect this presentation.

Revenue for NBCUniversal increased 39.2% to $8.0 billion in the second quarter of 2021. Adjusted EBITDA increased 12.5% to $1.6 billion.

For the six months ended June 30, 2021, NBCUniversal revenue increased 11.4% to $15.0 billion compared to 2020. Adjusted EBITDA decreased 0.8% to $3.0 billion.

Media
Media revenue increased 25.7% to $5.1 billion in the second quarter of 2021, reflecting higher advertising revenue, distribution revenue and other revenue. Advertising revenue increased 32.8%, reflecting an increase in the number of sporting events and higher pricing in the current period, and reduced spending from advertisers in the prior year period as a result of COVID-19, including from the postponement or cancellation of sporting events. These increases were partially offset by ratings declines. Distribution revenue increased 19.0%, driven by contractual rate increases in the current period and credits accrued at some of our RSNs in the prior year period resulting from the reduced number of games played by professional sports leagues in 2020 due to COVID-19, partially offset by a decline in subscribers at our networks. Other revenue increased 31.1% due to an increase in revenue from our digital properties. Adjusted EBITDA decreased 15.8% to $1.4 billion in the second quarter of 2021, reflecting higher revenue, more than offset by higher operating expenses. The increase in operating expenses was primarily driven by higher programming and production expenses, reflecting higher sports programming costs due to an increase in the number of sporting events compared to the prior year period when sports were postponed due to COVID-19, as well as higher amortization expense related to programming at Peacock. Media results include $122 million of revenue and an Adjusted EBITDA7 loss of $363 million related to Peacock, compared to $6 million of revenue and an Adjusted EBITDA7 loss of $117 million in the prior year period.

For the six months ended June 30, 2021, revenue from the Media segment increased 13.5% to $10.2 billion compared to 2020, reflecting higher distribution revenue, advertising revenue and other revenue. Adjusted EBITDA decreased 9.9% to $2.9 billion compared to 2020, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily driven by higher programming and production expenses, reflecting higher sports programming costs due to an increase in the number of sporting events in the current period, and amortization of content at Peacock.

Media results include $213 million of revenue and an Adjusted EBITDA7 loss of $640 million related to Peacock, compared to $6 million of revenue and an Adjusted EBITDA7 loss of $176 million in 2020.

Studios
Studios revenue increased 8.4% to $2.2 billion in the second quarter of 2021, primarily reflecting higher theatrical revenue. Theatrical revenue increased by $191 million, reflecting the comparison to the higher level of theater closures and theaters operating at reduced capacity due to COVID-19 in the prior year period, and the success of releases in this year’s second quarter, including F9. Adjusted EBITDA decreased 51.7% to $156 million in the second quarter of 2021, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was driven by higher programming and production expenses reflecting an increase in television series production and comparisons to the prior year period when production was paused due to COVID-19, as well as higher advertising, marketing and promotion expenses reflecting a higher number of theatrical releases in the current period.

For the six months ended June 30, 2021, revenue from the Studios segment increased 3.6% to $4.6 billion compared to 2020, reflecting higher content licensing revenue, partially offset by lower theatrical revenue and home entertainment and other revenue. Adjusted EBITDA increased 4.8% to $653 million compared to 2020, reflecting higher revenue, partially offset by higher operating expenses.

Theme Parks
Theme Parks revenue increased $958 million to $1.1 billion in the second quarter of 2021, reflecting improved operating conditions compared to the prior year period, when each of our theme parks were closed for either the majority or entirety of the period as a result of COVID-19. Theme Parks Adjusted EBITDA was $221 million in the second quarter of 2021, which included pre-opening costs related to Universal Beijing Resort, compared to a $393 million Adjusted EBITDA loss in the prior year period.

For the six months ended June 30, 2021, revenue from the Theme Parks segment increased 61.5% to $1.7 billion compared to 2020, reflecting improved operating conditions compared to 2020, when each of our theme parks were either closed or operating at limited capacity as a result of COVID-19. Theme Parks Adjusted EBITDA was $159 million, which included pre-opening costs related to Universal Beijing Resort, compared to a $306 million Adjusted EBITDA loss in 2020.

Headquarters and Other
NBCUniversal Headquarters and Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters and Other Adjusted EBITDA loss was $186 million compared to a loss of $82 million in the prior year period.

For the six months ended June 30, 2021, Headquarters and Other Adjusted EBITDA loss was $395 million compared to a loss of $303 million in 2020.

Eliminations
Amounts represent eliminations of transactions between our NBCUniversal segments, which are affected by the timing of recognition of content licenses between our Studios and Media segments. Revenue eliminations for the quarter ended June 30, 2021 were $534 million compared to $580 million in the prior year period, and Adjusted EBITDA eliminations were $15 million compared to $104 million in the prior year period.

For the six months ended June 30, 2021, revenue eliminations were $1.6 billion compared to $1.1 billion in 2020, and Adjusted EBITDA eliminations were $225 million compared to $110 million in 2020.

Sky

($ in millions)
	2nd Quarter				Year to Date
	2021	2020	Change	Constant Currency Change[8]	2021	2020	Change	Constant Currency Change[8]
Sky Revenue
Direct-to-Consumer	$4,222	$3,524	19.9%	7.7%	$8,288	$7,203	15.1%	4.7%
Content	355	234	51.6%	36.1%	713	559	27.6%	16.3%
Advertising	643	321	99.8%	78.8%	1,216	834	45.8%	33.0%
Sky Revenue	$5,220	$4,079	28.0%	14.9%	$10,217	$8,596	18.9%	8.2%

Sky Operating Costs and Expenses	$4,660	$3,330	40.0%	25.5%	$9,294	$7,296	27.4%	16.0%

Sky Adjusted EBITDA	$560	$749	(25.3%)	(32.4%)	$924	$1,300	(29.0%)	(35.4%)
Adjusted EBITDA Margin	10.7%	18.4%			9.0%	15.1%

Revenue for Sky increased 28.0% to $5.2 billion in the second quarter of 2021. Excluding the impact of currency, revenue increased 14.9%, reflecting higher direct-to-consumer revenue, advertising revenue and content revenue. Direct-to-consumer revenue increased 7.7% to $4.2 billion, primarily driven by higher average revenue per customer relationship due to lower sports subscription revenues in the prior year period when sports were postponed due to COVID-19, as well as a rate increase in the U.K. Advertising revenue increased 78.8% to $643 million, reflecting an overall market recovery from COVID-19 as well as an increase in the number of sporting events in the current period. Content revenue increased 36.1% to $355 million, primarily due to higher wholesale revenue from sports programming compared to the prior year period when sports were postponed due to COVID-19.

For the six months ended June 30, 2021, Sky revenue increased 18.9% to $10.2 billion compared to 2020. Excluding the impact of currency, revenue increased 8.2%, reflecting higher direct-to-consumer revenue, advertising revenue and content revenue.

Total Customer Relationships decreased by 248,000 to 23.2 million in the second quarter of 2021. For the six months ended June 30, 2021, total customer relationships decreased by 26,000.

(in thousands)
	Customers		Net Additions / (Losses)
			2nd Quarter		Year to Date
	2Q21	2Q20[9]	2021	2020	2021	2020
Total Customer Relationships	23,198	23,002	(248)	(214)	(26)	(278)

Adjusted EBITDA for Sky decreased 25.3% to $560 million in the second quarter of 2021. Excluding the impact of currency, Adjusted EBITDA decreased 32.4%, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily driven by higher programming and production expenses, reflecting higher sports programming costs due to an increase in the number of sporting events compared to the prior year period when sports were postponed due to COVID-19.

For the six months ended June 30, 2021, Sky Adjusted EBITDA decreased 29.0% to $924 million compared to 2020. Excluding the impact of currency, Adjusted EBITDA decreased 35.4%.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations and Comcast Spectacor. Revenue for the quarter ended June 30, 2021 was $92 million compared to $40 million in the prior year period. Corporate and Other Adjusted EBITDA loss was $261 million compared to a loss of $389 million in the prior year period, reflecting certain costs incurred in the second quarter of 2020 in response to COVID-19, including severance charges related to our businesses, which are presented in Corporate and Other.

For the six months ended June 30, 2021, Corporate and Other revenue was $181 million compared to $160 million in 2020. Corporate and Other Adjusted EBITDA loss was $541 million compared to a loss of $582 million in 2020.

Eliminations
Amounts represent eliminations of transactions between Cable Communications, NBCUniversal, Sky and other businesses. Eliminations of transactions between NBCUniversal segments are presented separately. Revenue eliminations for the quarter ended June 30, 2021 were $723 million compared to $547 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $2 million compared to a benefit of $11 million in the prior year period.

For the six months ended June 30, 2021, revenue eliminations were $1.4 billion compared to $1.2 billion in 2020, and Adjusted EBITDA eliminations were a benefit of $11 million compared to $18 million in 2020.

Notes:

1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Cable Communications reported results for 2020 include the impacts of RSN related adjustments, affecting period-to-period comparability of our operating performance. We also present adjusted information, excluding the impacts of the RSN related adjustments. See Table 7 for reconciliations of non-GAAP financial measures.
6In the first quarter of 2021, we updated Cable Communications' total residential customer relationships and broadband customers due to a conforming change to methodology resulting in a reduction of approximately 26,000 customers. There was no impact to net additions and prior periods have been recast on a comparable basis.
7Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock and the wireless business within Cable Communications. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.

8Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.
9In the first quarter of 2021, we implemented conforming changes in the methodology for counting commercial customer relationships in Italy and Germany, which are now counted on a consistent basis with customers in the United Kingdom. The change resulted in a reduction in Sky’s total customer relationships of 714,000 as of December 31, 2020. The impact of the change in methodology to customer relationship net additions for any period was not material. For comparative purposes, we have recast Sky’s historical total customer relationships to reflect this adjustment.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in total and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, July 29, 2021 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (833) 618-9487 with the conference ID number 2883365. A replay of the call will be available starting at 12:00 p.m. ET on July 29, 2021, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, August 5, 2021 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 2883365.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company that connects people to moments that matter. We are principally focused on broadband, aggregation, and streaming with over 56 million customer relationships across the United States and Europe. We deliver broadband, wireless, and video through our Xfinity, Comcast Business, and Sky brands; create, distribute, and stream leading entertainment, sports, and news through Universal Filmed Entertainment Group, Universal Studio Group, Sky Studios, the NBC and Telemundo broadcast networks, multiple cable networks, Peacock, NBCUniversal News Group, NBC Sports, Sky News, and Sky Sports; and provide memorable experiences at Universal Parks and Resorts in the United States and Asia.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$28,546	$23,715	$55,751	$50,324

Costs and expenses
Programming and production	9,256	6,817	18,175	15,118
Other operating and administrative	8,549	7,646	16,818	15,900
Advertising, marketing and promotion	1,851	1,341	3,467	3,279
Depreciation	2,113	2,099	4,231	4,206
Amortization	1,270	1,165	2,514	2,322
	23,039	19,068	45,205	40,825

Operating income	5,507	4,647	10,546	9,499

Interest expense	(1,093)	(1,112)	(2,112)	(2,324)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	959	300	1,095	(368)
Realized and unrealized gains (losses) on equity securities, net	189	5	426	(53)
Other income (loss), net	69	115	87	125
	1,216	420	1,607	(296)

Income before income taxes	5,630	3,955	10,042	6,879

Income tax expense	(2,000)	(946)	(3,119)	(1,646)

Net income	3,630	3,009	6,922	5,233

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	(108)	21	(145)	98

Net income attributable to Comcast Corporation	$3,738	$2,988	$7,067	$5,135

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.80	$0.65	$1.51	$1.11

Diluted weighted-average number of common shares	4,673	4,607	4,669	4,611

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Six Months Ended
(in millions)	June 30,
	2021	2020

OPERATING ACTIVITIES
Net income	$6,922	$5,233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,745	6,528
Share-based compensation	711	621
Noncash interest expense (income), net	210	352
Net (gain) loss on investment activity and other	(1,403)	399
Deferred income taxes	1,297	(84)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	137	900
Film and television costs, net	837	573
Accounts payable and accrued expenses related to trade creditors	299	(879)
Other operating assets and liabilities	(398)	824

Net cash provided by operating activities	15,357	14,467

INVESTING ACTIVITIES
Capital expenditures	(4,003)	(3,957)
Cash paid for intangible assets	(1,283)	(1,219)
Construction of Universal Beijing Resort	(704)	(708)
Acquisitions, net of cash acquired	(168)	(198)
Proceeds from sales of businesses and investments	396	2,042
Purchases of investments	(86)	(471)
Other	217	33

Net cash provided by (used in) investing activities	(5,631)	(4,478)

FINANCING ACTIVITIES
Proceeds from borrowings	383	13,612
Repurchases and repayments of debt	(5,785)	(10,712)
Repurchases of common stock under repurchase program and employee plans	(957)	(269)
Dividends paid	(2,230)	(2,028)
Other	(475)	(2,128)

Net cash provided by (used in) financing activities	(9,064)	(1,525)

Impact of foreign currency on cash, cash equivalents and restricted cash	(12)	(77)

Increase (decrease) in cash, cash equivalents and restricted cash	650	8,387

Cash, cash equivalents and restricted cash, beginning of period	11,768	5,589

Cash, cash equivalents and restricted cash, end of period	$12,418	$13,976

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	June 30,	December 31,
	2021	2020
ASSETS

Current Assets
Cash and cash equivalents	$12,378	$11,740
Receivables, net	11,110	11,466
Other current assets	3,558	3,535
Total current assets	27,046	26,741

Film and television costs	12,372	13,340

Investments	8,903	7,820

Investment securing collateralized obligation	564	447

Property and equipment, net	52,769	51,995

Goodwill	70,429	70,669

Franchise rights	59,365	59,365

Other intangible assets, net	34,321	35,389

Other noncurrent assets, net	11,235	8,103

	$277,004	$273,869

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$11,672	$11,364
Accrued participations and residuals	1,713	1,706
Deferred revenue	3,566	2,963
Accrued expenses and other current liabilities	8,956	9,617
Current portion of long-term debt	3,407	3,146
Total current liabilities	29,314	28,796

Long-term debt, less current portion	95,175	100,614

Collateralized obligation	5,169	5,168

Deferred income taxes	29,525	28,051

Other noncurrent liabilities	20,775	18,222

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	530	1,280

Equity
Comcast Corporation shareholders' equity	94,935	90,323
Noncontrolling interests	1,581	1,415
Total equity	96,516	91,738

	$277,004	$273,869

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2021	2020	2021	2020
Net income attributable to Comcast Corporation	$3,738	$2,988	$7,067	$5,135
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	(108)	21	(145)	98
Income tax expense	2,000	946	3,119	1,646
Interest expense	1,093	1,112	2,112	2,324
Investment and other (income) loss, net	(1,216)	(420)	(1,607)	296
Depreciation and amortization	3,383	3,264	6,745	6,528
Adjustments (1)	36	16	48	30
Adjusted EBITDA	$8,927	$7,927	$17,339	$16,057

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2021	2020	2021	2020
Net cash provided by operating activities	$7,606	$8,643	$15,357	$14,467
Capital expenditures	(2,144)	(2,076)	(4,003)	(3,957)
Cash paid for capitalized software and other intangible assets	(671)	(601)	(1,283)	(1,219)
Free Cash Flow	$4,791	$5,966	$10,071	$9,291

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions)	2021	2020	2021	2020
Adjusted EBITDA	$8,927	$7,927	$17,339	$16,057
Capital expenditures	(2,144)	(2,076)	(4,003)	(3,957)
Cash paid for capitalized software and other intangible assets	(671)	(601)	(1,283)	(1,219)
Cash interest expense	(998)	(945)	(1,909)	(1,936)
Cash taxes	(1,745)	(52)	(1,832)	(333)
Changes in operating assets and liabilities	1,068	1,378	892	(15)
Noncash share-based compensation	338	323	711	621
Other (2)	17	12	156	73
Free Cash Flow	$4,791	$5,966	$10,071	$9,291

(1)
2nd quarter and year to date 2021 Adjusted EBITDA exclude $36 million and $48 million of other operating and administrative expense, respectively, related to the Sky transaction and costs related to our investment portfolio. 2nd quarter and year to date 2020 Adjusted EBITDA exclude $16 million and $30 million of other operating and administrative expense, respectively, related to the Sky transaction.

(2)	2nd quarter and year to date 2021 include decreases of $36 million and $48 million, respectively, related to costs that are excluded from Adjusted EBITDA. 2nd quarter and year to date 2020 include decreases of $16 million and $30 million, respectively, related to costs that are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,

	2021		2020		2021		2020
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,738	$0.80	$2,988	$0.65	$7,067	$1.51	$5,135	$1.11
Change	25.1%	23.1%			37.6%	36.0%

Amortization of acquisition-related intangible assets (1)	472	0.10	449	0.10	949	0.21	907	0.20
Investments (2)	(835)	(0.18)	(280)	(0.06)	(1,122)	(0.24)	264	0.06
Items affecting period-over-period comparability:
Loss on early redemption of debt (4)	59	0.01	—	—	59	0.01	106	0.02
Income tax adjustments (3)	498	0.11	—	—	498	0.11	—	—
Costs related to Sky transaction (5)	11	—	13	—	21	—	24	0.01

Adjusted Net income and Adjusted EPS	$3,943	$0.84	$3,170	$0.69	$7,472	$1.60	$6,436	$1.40
Change	24.3%	21.7%			16.1%	14.3%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Amortization of acquisition-related intangible assets before income taxes	$586	$565	$1,178	$1,140
Amortization of acquisition-related intangible assets, net of tax	$472	$449	$949	$907
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Realized and unrealized (gains) losses on equity securities, net	($189)	($5)	($426)	$53
Equity in net (income) losses of investees, net	(917)	(367)	(1,050)	296
Investments before income taxes	(1,106)	(372)	(1,476)	349
Investments, net of tax	($835)	($280)	($1,122)	$264
(3)2nd quarter and year to date 2021 net income attributable to Comcast Corporation includes $498 million of income tax expense adjustments related to UK tax law changes.
(4)2021 year to date net income attributable to Comcast Corporation includes $78 million of interest expense, $59 million net of tax, resulting from the early redemption of debt. 2020 year to date net income attributable to Comcast Corporation includes $140 million of interest expense, $106 million net of tax, resulting from the early redemption of debt.
(5)2nd quarter and year to date 2021 net income attributable to Comcast Corporation includes $13 million and $25 million of operating costs and expenses, $11 million and $21 million net of tax, respectively, related to the Sky transaction. 2nd quarter and year to date 2020 net income attributable to Comcast Corporation includes $16 million and $30 million of operating costs and expenses, $13 million and $24 million net of tax, respectively, related to the Sky transaction.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

(in millions)	2021	2020(1)	Change	2021	2020(1)	Change

Direct-to-Consumer	$4,222	$3,921	7.7%	$8,288	$7,914	4.7%
Content	355	261	36.1%	713	613	16.3%
Advertising	643	359	78.8%	1,216	914	33.0%
Revenue	$5,220	$4,541	14.9%	$10,217	$9,441	8.2%

Operating costs and expenses	$4,660	$3,714	25.5%	$9,294	$8,012	16.0%

Adjusted EBITDA	$560	$828	(32.4%)	$924	$1,429	(35.4%)

(1)2020 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.

TABLE 7
Reconciliation of Cable Communications RSN Adjustments (Unaudited)

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021

	Reported Change	2020 RSN Adjustments	Adjusted Change	Reported Change	2020 RSN Adjustments	Adjusted Change
Revenue
Broadband	14.3%	1.8%	12.6%	13.2%	0.9%	12.3%
Video	2.6%	2.1%	0.5%	1.2%	1.0%	0.2%
Total Revenue	10.9%	1.6%	9.3%	8.4%	0.8%	7.6%

Expenses
Programming and production	12.1%	7.1%	5.0%	8.7%	3.4%	5.3%

Adjusted EBITDA	14.5%	—	14.5%	13.5%	—	13.5%
Adjusted EBITDA margin	140 bps	(60 bps)	200 bps	200 bps	(30 bps)	230 bps

Note: Percentages represent year/year growth rates. Adjusted EBITDA margin as a percent of Revenue is presented as year/year basis point changes.